Exhibit 99.1

Newfield Exploration Announces Significant Discovery Offshore Malaysia,
Provides Update on Process to Explore “Strategic Alternatives” for International Businesses

The Woodlands, Texas – April 2, 2013 – Newfield Exploration Company (NYSE: NFX) today announced a significant natural gas discovery on the Block SK 310 Production Sharing Contract (PSC) area, located 50 miles offshore Sarawak in approximately 250 feet of water. This is the Company’s second pinnacle reef natural gas discovery in the region.

The B-14 well encountered 1,800 feet of gross column and 1,585 feet of net natural gas pay in the main carbonate objective. A drill stem test was recently conducted, which confirmed commerciality of the reservoir. Newfield estimates that Gas Initially In Place (GIIP) ranges from 1.5 – 3.0 Tcf. Newfield operates Block SK 310 with a 30% interest. Partners Diamond Energy Sarawak, a wholly-owned subsidiary of Mitsubishi Corporation and PETRONAS Carigali, has 30% and 40% interests, respectively.

The B-14 discovery is located less than three miles from Newfield’s first pinnacle reef gas discovery, B-15, also located on Block SK 310 in approximately 250 feet of water. Recoverable reserves on this discovery are estimated at approximately 265 Bcf and will be developed in conjunction with the B-14 discovery.

“This is the largest conventional exploratory success that Newfield has made in its 25-year history,” said Lee K. Boothby, Newfield Chairman, President and CEO. “Recent amendments to gas terms in Malaysia make natural gas developments economically competitive with oil developments. We have multiple ‘reef’ prospects to test along trend, and additional drilling is expected to resume in the third quarter with the drilling of our B-17 prospect.”

Block SK 310 covers approximately 1.1 million acres. Newfield has identified additional prospects on the contract area with multi-Tcf of remaining gas resource potential. Newfield has committed to drill one remaining exploration well (B-17 prospect) on Block SK 310.

Boothby said, “In December 2012, we signed a new PSC for Block SK 408 and completed farming into Block SK 319. Both PSCs are in offshore Sarawak. These areas provide a combined 1.7 million acres and nearly double our acreage position offshore Malaysia. These blocks extend our successful pinnacle reef trend providing dozens of high-potential exploration targets, located in and around producing fields with existing infrastructure and pipelines in place.”

Block SK 408 covers 1.1 million acres in water depths ranging from 200 – 400 feet. There have been 16 discoveries in the block so far with existing infrastructure and production hubs located less than 10 miles from dozens of potential prospects identified to date by Newfield. The Company has a 10-well commitment on the block over a three-year initial exploration period. Newfield will operate the block with a 40% interest. Other partners include Shell (30%) and PETRONAS Carigali (30%).

Block SK 319 covers approximately 580,000 acres and is located adjacent to Block SK 408. Water depths are 300 feet or less. Newfield has identified several exploration prospects in the block and the Company has a five-well commitment over an initial three-year exploration period. Block SK 319 is operated by Shell (50%), and Newfield and PETRONAS Carigali each hold a 25% interest.

Company Provides Update on Process to Explore “Strategic Alternatives” for its International Businesses

In February, Newfield announced that its Board of Directors authorized the evaluation of strategic alternatives for the Company’s international businesses, which consist of offshore developments and related projects in Malaysia and China. Goldman, Sachs & Co. has been retained by the Company and is leading the process. A data room for the international businesses is expected to open in the second quarter of 2013.

Newfield’s actions related to its international businesses at year-end 2012 now allow the Company to move cash from its international businesses to the U.S. without significant U.S. cash tax implications. Newfield’s 2013 domestic federal taxes remain substantially all deferred. However, because of the Company’s domestic net operating loss carry-forward position, Newfield is not able to recognize tax benefits from foreign tax credits.

As a result, the Company expects an effective book tax rate in 2013 of 55 – 65%. At current oil prices, Newfield’s full-year 2013 international cash income taxes are expected to be $55 – $65 million.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Newfield is focused on North American resource plays of scale. The Company’s principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, Newfield has oil developments offshore Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

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